Exhibit 99.1
Autoliv Inc. Financial Report October - December 2005
Higher Margins and Strong Cash Flow

(Stockholm, Feb. 9, 2006)- Despite a 5% decline in light vehicle production in Western Europe where Autoliv Inc. (NYSE: ALV and SSE: ALIV.sdb) generates more than 50% of its revenues, the Company improved its operating margin to 9.3% for the quarter ended December 31, 2005, which was better than expected and an improvement from the 8.6% recorded in the corresponding quarter 2004. The favorable comparison to last year is mainly a result of the Company's restructuring programs.

Consolidated sales decreased by 14% to $1,465 million, primarily as a result of fewer reporting days and currency effects, while organic sales declined by 4%. This was a consequence of the negative changes in West European vehicle production, since sales grew organically in all other regions. Operating income declined by 7% to $136 million and income before taxes by 5% to $131 million. However, excluding currency effects the decline in operating income was 2%, while income before taxes was unchanged. Net income decreased to $70 million and earnings per share to 81 cents mainly as a result of a one-time tax effect from a Jobs Creation Act distribution.

Cash flow from operations amounted to $155 million, despite voluntary pension plan contributions of $30 million.

Sales for the first quarter 2006 are expected to decline by 8% due to a 5% negative currency effect and a continued negative vehicle production effect from Western Europe. Despite this sales decline, operating margin is expected to improve compared to the first quarter 2005 and operating income exceed the $129 million recorded in the same quarter 2005.

An earnings conference call will be held today at 3.30 p.m. (CET). To listen in call:
In Europe +44-207-947-5033
In North America +1-866-432-7186
The conference will also be available and archived at www.autoliv.com under Financial info.

4th Quarter

Market Overview

During the fourth quarter, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated to have increased by 2% compared to the same quarter 2004. Even though this was in line with forecast, the production mix was worse than expected for Autoliv.

In Europe, (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production declined by 1%. The drop in Western Europe was approximately 5%, nearly twice as much as originally projected. Some key vehicle models to which Autoliv is the leading safety system supplier recorded an even larger drop. The decline in Western Europe was partially offset by a 15% increase in Eastern Europe. However, the mix in European light vehicle production was negative for Autoliv and the automotive safety industry overall, since East European cars generally have less safety content per vehicle than West European vehicles.

In North America, which accounts for a quarter of Autoliv's consolidated revenues, light vehicle production increased by more than 3%. GM, Ford and Chrysler ("The Big 3") reduced their production by 1%. However, the Asian and European vehicle manufacturers increased their production in North America by 15%. Since Autoliv has a higher sales value per vehicle with the Asian and European manufacturers than with an average Big-3 vehicle, this trend was positive for Autoliv and helped offset some of the negative mix effect from Europe.

In Japan, which accounts for nearly one tenth of consolidated sales, light vehicle production increased by 7%.

New regulations and market-driven crash test programs that increase the demand for airbags and other safety products also drive the automotive safety market. For instance, in the spring 2006, U.S. Congress is expected to adopt tougher criteria for side-impact crash tests.

Consolidated Sales

Consolidated net sales decreased by 14% to $1,465 million compared to the same quarter 2004. Currency effects reduced sales by 5% and fewer reporting days by 5%. The 4% decline in organic sales (i.e., sales excluding currency translation effect, fewer reporting days and acquisitions/divestitures) was mainly due to the sharp decline in West European light vehicle production and the negative model mix in Europe. Additionally, sales are being compared with an unusually strong fourth quarter 2004 for Autoliv.

In addition to the sharp decline in West European light vehicle production, sales were negatively affected by continued pricing pressure from customers, strong competition in frontal airbags and the phase-out of unprofitable airbag inflators. These negative effects were partially offset by the introduction of curtain airbags and other side airbags into an increasing number of new vehicle models. Sales were also driven by the higher vehicle production in the Rest of the World (RoW) (i.e., Asia and other markets outside the Triad).

Sales by Product

Reported sales of airbag products (including safety electronics and steering wheels) decreased by 13% to $964 million. Excluding a 5% effect of currency changes and a 5% effect of fewer reporting days, organic sales of airbag products declined by 3% mainly as a reflection of the West European light vehicle production, the expiration of certain frontal airbag contracts and the phase-out of unprofitable contracts for airbag inflators. Sales of curtain airbags and knee airbags continued their organic growth as in prior quarters.

Sales of seatbelt products (including seat sub-systems) dropped by 15% to $501 million mainly due to fewer reporting days and currency effects. Organic sales of seatbelt products declined by 5% primarily due to the lower West European vehicle production and the negative mix effects. Additionally, sales are being compared with an unusually strong fourth quarter 2004 for Autoliv.

Sales by Region

Sales from Autoliv's European companies declined by 22% to $755 million. Excluding negative currency effects of 8% and fewer reporting days, organic sales decreased by 7%, a reversal of the 8% organic growth in the same quarter 2004 when the vehicle model mix was very favorable for Autoliv. In addition to the negative vehicle mix effect and production cuts this year, the decline in organic sales was due to the expiration of certain customer contracts and the transfer of some Honda business from the U.K. to Japan and some Volkswagen business from Germany to China.

Reported sales from Autoliv's North American companies declined by 2% to $425 million, while organic sales (i.e., excluding fewer reporting days) increased by 3%. Seatbelt sales declined organically by 7% in line with the production cuts by the "Big 3", the main customers for these products. However, organic airbag sales increased by 4% despite the expiration of certain frontal airbag contracts and a 3 percentage point negative effect from the phase-out of unprofitable contracts for airbag inflators. Sales were driven by strong demand for curtain airbags (organic sales up 49%) and market share gains in steering wheels (up 32%). Sales of side airbags for chest protection also continued to grow (up 16%). Organic sales were driven primarily by Honda's Odyssey, Pilot and Ridgeline; Ford's Escape and 500; Hyundai's Sonata; Toyota's Sienna and Avalon; Volkswagen's Jetta; Chevrolet's Silverado; Chrysler's Jeep Commander; and Buick's LaCrosse.

Sales from Autoliv companies in Japan decreased by 11% to $134 million. However, excluding currency effects and fewer reporting days, organic sales rose by 3% due to higher Japanese vehicle production and the transfer of some Honda business from the U.K. Sales were also driven by market share gains in safety electronics. Sales were particularly strong to Mazda's 3 Axela; Nissan's Serena, Wingroad and Bluebird Sylphy; Honda's CRV; and Toyota's Corolla, Hilux Surf, Rav4 and Vitz.

Sales from Autoliv companies in the Rest of the World (RoW) increased by 7% to $150 million. Currency effects boosted sales by 4%, while fewer reporting days reduced sales by 5%. The organic growth of 8% was led by curtain airbags. However, all product lines contributed to the strong performance. The recovery after the Korean labor union strikes and the transfer of Volkswagen business from Germany to China also contributed to the sales increase.

Earnings

Autoliv recorded its best fourth-quarter gross margin in six years and one of the best fourth-quarter operating margins ever, despite the challenges from Western European vehicle production and a negative effect of approximately one percentage point from $14 million higher raw material prices.

Gross profit amounted to $300 million, a decrease of 10%, due to the effects of fewer reporting days and currency exchange rate changes. However, gross margin improved to 20.5% from 19.7% in the same quarter 2004. The improvement was primarily driven by plant closures, moves to low-cost countries and the phase-out of unprofitable products. The higher margin was also due to unusually low start-up costs as a reflection of the lull in new car model introductions in Western Europe. Additionally, the improvement was a result of the reclassification of certain production overhead costs to R,D&E expense, which boosted gross margin by approximately 0.3 percentage points.

Operating income amounted to $136 million, a decline of 7%. Of the decline, 5 percentage points were due to currency effects. However, operating margin improved to 9.3% from 8.6% as a result of the 0.8 percentage points higher gross margin, despite the effect from higher raw material prices. Selling, general and administrative expense decreased by $8 million, but increased in relation to sales to 5.6% from 5.3% due to the fewer reporting days and lower sales. R,D&E expense stood unchanged at 5.2% in relation to sales, but declined by $13 million thanks to unexpectedly high engineering income and lower R,D&E expense which contributed to the better-than-expected margin.

Income before taxes decreased by 5%. However, excluding currency effects, income before taxes was unchanged at $131 million. Interest expense, net decreased by $3 million. The interest savings from the Jobs Act transaction, including a $3 million one-time effect, outweighed the negative effect from the share repurchases.

Net income declined by $23 million to $70 million. Net income was negatively affected by currency effects of $5 million and by a $14 million one-time tax expense for the Jobs Act transaction which increased the effective tax rate by nearly 11 percentage points to 40.9% from 30.1%, partially offset by other net favorable one-time adjustments.

Earnings per share declined by 20 cents to 81 cents due to currency effects and the impacts of the Jobs Creation Act transaction. Earnings per share was favorably impacted by 4 cents from share repurchases. Excluding the effects of the Jobs Act transaction, earnings per share was 94 cents.

Return on capital employed declined to 17.1% from 18.5% due to the negative currency effects on operating income. Return on equity, which was affected by 1.8 percentage points from the one-time Jobs Act effects, declined to 11.8% from 14.7%.

Cash Flow and Balance Sheet

Cash flow amounted to $155 million before investing activities and to $82 million after these activities despite voluntary contributions of $30 million to a U.S. pension plan, which brings the funded status of this pension plan to approximately 100% of the accumulated benefit obligation.

Cash and cash equivalents increased by $189 million to $296 million primarily due to gross borrowing related to the Jobs Act transaction.

Capital expenditures, net, decreased by $13 million to $78 million compared to depreciation and amortization of $74 million.

At 8.3% Autoliv continues to meet its target that working capital should not exceed 10% of sales.

Receivables and inventories decreased, but increased in relation to sales to 75 and 34 days, respectively, from 66 and 28 days at the end of 2004. Compared to the end of the third quarter, receivables and inventories decreased from 86 days and 36 days, respectively, as a reflection of the slow-down in European vehicle production.

Due to $172 million of stock repurchases and dividends paid, net debt increased by $63 million to $877 million at the end of the quarter. Gross interest-bearing debt, which rose by $246 million to $1,265 million, was also affected temporarily by the Jobs Creation Act transaction. Net debt to capitalization increased to 27% from 25%.

Autoliv's policy is to maintain a leverage ratio significantly less than three and an interest-coverage ratio significantly above 2.75. (Leverage ratio is measured as net interest-bearing debt in relation to EBITDA; Earnings Before Interest, Taxes, Depreciation and Amortization, while Interest-coverage ratio is measured as Operating profit in relation to net interest expense). At the end of the quarter, these ratios were 1.1 and 14.1, respectively.

Equity decreased by $113 million to $2,316 million or to $27.67 per share. Share repurchases of $144 million, dividend payments of $28 million and currency effects of $11 million reduced equity, while equity was increased by the net income of $70 million.

Launches During the 4th Quarter
  Audi's new Q7: Inflatable Curtains and seatbelts with pretensioners
  Chrysler's new Dodge Caliber: Driver airbag with steering wheel, passenger airbag, knee airbag, Inflatable Curtains, and seatbelts with pretensioners
  Citroën's new C6: Driver airbag with steering wheel, passenger airbag, knee airbag, Inflatable Curtains, side airbags, seatbelts with pretensioners, and safety electronics
  Kia's new Sedona: Inflatable Curtains and side airbags
  Mitsubishi's new Outlander: Driver airbag with steering wheel, passenger airbag, Inflatable Curtains, and seatbelts with pretensioners
  Nissan's new Bluebird Sylphy: Passenger airbag and seatbelts with pretensioners
  Nissan's new Wingroad: Driver airbag with steering wheel and seatbelts with pretensioners
  Peugeot's new 207: Driver airbag with steering wheel, passenger airbag, knee airbag, Inflatable Curtains, side airbags, and seatbelts with pretensioners
  Volvo's new C70: Driver airbag, passenger airbag, side airbags, Inflatable Curtains, seatbelts with pretensioners and integrated telephone

Full Year 2005

Market Overview

During the 12-month period January through December 2005, light vehicle production in the Triad was nearly flat compared to the same period 2004.

In Europe, light vehicle production decreased by nearly 1% due to a 3% decline in Western Europe.

In North America, light vehicle production reached the same level as in 2004 although GM, Ford and Chrysler reduced their production by 4%. However, Asian and European vehicle manufacturers increased their North American production by 11%. This customer and vehicle model mix was favorable for Autoliv due to the Company's higher sales content per vehicle with the Asian and European vehicle manufacturers.

In Japan, light vehicle production increased by 4%.

Consolidated Sales

For the full year, sales rose by 1% to $6,205 million due to currency translation effects and the consolidation of two joint ventures. Organic sales were flat and in line with global vehicle production. The negative effects from the 3% decline in West European light vehicle production and the phase-out of unprofitable contracts, were offset by the continued introduction of curtain airbags and other side airbags, and by strong performance in the Rest of the World.

Both reported and organic sales of airbag products (incl. electronics and steering wheels) increased by 1% to $4,083 million. Sales were negatively affected by the fact that a number of low-margin contracts for airbag inflators were phased out and some old frontal airbag contracts expired. Sales were favorably impacted by the introduction of side airbags.

Sales of seatbelt products stood almost unchanged at $2,122 million, while organic sales declined 1% due to the decline in West European vehicle production and the phase-out of unprofitable seat component production. Strong seatbelt growth was recorded in the Rest of the World.

Both reported and organic sales from Autoliv's European companies declined by 4% to $3,392 million due to the effects from the West European light vehicle production.

Sales from Autoliv's North American companies amounted to $1,720 million, an increase of almost 4% despite the flat North American light vehicle production and a 3% negative effect from the phase-out of unprofitable inflators. Sales were driven by strong demand for curtain airbags and other side airbags, in addition to a favorable customer mix.

Sales from Autoliv companies in Japan rose by 6% to $535 million despite negative currency effects of nearly 2%. The organic sales growth of over 7%, which was due to strong performance in airbags, was 3% better than the increase in the light vehicle production in Japan.

Sales from Autoliv companies in the Rest of the World surged 21% to $557 million. Excluding currency effects of 7% and acquisitions of 5%, organic sales increased by 9%. All product lines recorded strong organic growth, particularly seatbelts, due to the rapidly growing light vehicle production in Asia.

Earnings

Gross profit increased by 4% to $1,268 million and the gross margin rose to 20.4% from 19.9% despite a 1.5 percentage point negative effect from approximately $90 million higher raw material prices. Gross margin was also affected - though favorably - by the aforementioned 0.3 percentage point reclassification effect of certain R,D&E expense.

Operating income stood unchanged at $513 million and operating margin amounted to 8.3% compared to 8.4% despite the effect from higher raw material prices and the 0.3 percentage point effect from higher costs in 2005 than in 2004 for plant closures and other restructuring activities.

Income before taxes decreased by 1% to $482 million due to higher interest expense from increased borrowing, mainly resulting from stock repurchases.

Net income declined by $34 million to $293 million, primarily due to one-time tax effects of $17 million from the Jobs Act transactions, which caused the effective tax rate to increase by 3.5%. The effective tax rate, which rose to 35.9% from 30.8%, also increased as a result of a higher underlying tax rate as a result of taxes being provided on the income of several former start-up companies that have become profitable. This increase was somewhat offset by net favorable adjustments.

Earnings per share declined by 20 cents to $3.26. The higher tax rate reduced earnings per share by 28 cents, of which approximately 19 cents was due to the Jobs Act transactions. Earnings per share was favorably impacted by 11 cents from the stock repurchase program and by 6 cents from currency exchange effects.

Return on capital employed declined to 16.1% from 16.4%, due to a higher average capital employed, although the capital employed at the end of 2005 was less than at the beginning of the year. Return on equity declined to 11.7% from 13.2% primarily due to higher tax expense.

Cash Flow and Balance Sheet

Operations generated $479 million in cash before investing activities and $176 million after these activities despite a $129 million increase in working capital (mainly due to lower payables and tax effects) and the voluntary pension plan contributions of $30 million during 2005.

Capital expenditures, net amounted to $311 million compared to $309 million in depreciation and amortization and to capital expenditures of $313 million for the same period 2004.

Since the beginning of the year, net debt has increased by $278 million due to stock buy-backs and dividend payments totalling $483 million. In relation to capitalization, net debt increased to 27% from 18%. Gross interest-bearing debt rose by $285 million to $1,265 million.

Equity decreased by $320 million due to share repurchases of $378 million, quarterly dividend payments of $105 million and currency effects of $139 million. Equity increased by $293 million from net income, by $5 million from the exercise of stock options, and by $2 million each from paid-in capital and the effect of cash-flow hedges.

Headcount

Total headcount (employees including temporary hourly workers) decreased by nearly 1,000 during the year and by slightly less than 900 during the quarter to 38,800. Although this decline is partially temporary as a reflection of unusually comprehensive production stops over the season's period, most of the decline is a result of the Company's restructuring programs. Headcount in high-cost countries decreased by 1,100 during the quarter and by 2,400 during the year. Currently, 40% of headcount and 42% of employees are in low-cost countries.

Outlook

During the first quarter, light vehicle production in the Triad is expected to increase by 2%. However, light vehicle production in Western Europe is expected to decline by 1% with a significant negative model mix effect for Autoliv. Currency effects are expected to reduce sales by 5%, provided that current exchange rates prevail. Based on these assumptions, sales are expected to decline by 8%. Despite this sales decline, first quarter operating margin is expected to improve, thanks to the restructuring programs in 2005, from the 7.6% level recorded in the first quarter 2005, and operating income in the first quarter 2006 is expected to exceed the $129 million recorded in the same quarter 2005.

During the full year 2006, light vehicle production in the Triad is expected to increase by 1% despite a 2% decline in Western Europe with a negative vehicle model mix. The decline in Autoliv's sales in the first quarter is expeced to diminish already in the in the second quarter, and during the fall sales are expected to start to pick up gradually with a positive momentum into 2007. The Company's interest expense, net should be favorably impacted by the Jobs Act transaction in 2005 and by Autoliv's Eurobond coming to maturity in May 2006. These transactions could potentially reduce interest expense in 2006 by approximately $15 million, given current exchange rates and interest rate differences in Sweden and the U.S. However, the favorable effect may be offset by higher market interest rates and an average higher net debt in 2006 than in 2005 due to the share repurchase program. The 2006 effective tax rate is forecasted to be around 33%, but it is likely to be more volatile quarter by quarter.

As of 2006, the new accounting statement FAS-123(R) applies to Autoliv. As a result, the Company will expense stock options in the income statement. The change is expected to reduce operating margin by less than 0.1 percentage point.

Other Significant Events
  Autoliv has paid $518 million as a one-time internal distribution under the American Jobs Creation Act, in addition to the $337 million distribution in August. The Act provides for an 85% deduction on certain non-U.S. earnings that are repatriated under certain terms to the U.S. before the end of 2005. In addition, the distributions enable Autoliv to replace some of its U.S. debt with debt in Europe at lower interest rates. Aggregated interest and tax savings from these transactions are expected - given current interest rates in Sweden and the U.S. - to be around $17 million annually on the net income line. The one-time additional U.S. tax cost of the transactions was $17 million, of which $14 million was recognized in the fourth quarter.
  During the quarter, 3.3 million shares were repurchased for $144 million at an average cost of $43.49 per share, and 8.4 million shares during the year for $378 million at an average cost of $44.79 per share. Both buy-back mandates from 2000 and 2003 have now been fully utilized. The average cost for these 20 million shares was $34.85 and the total cost was $697 million, compared to the market value of $45.42 and $908 million at the end of 2005. Management has been authorized to repurchase another 10 million shares.
  Autoliv has signed a new $1.1 billion multi-currency revolving credit facility without financial covenants. The loan is for general corporate purposes including the refinancing of existing syndicated facilities of $850 million. The loan margin has been significantly reduced to 0.175% per annum over LIBOR from 0.425% given Autoliv's rating of A- from Standard and Poor's. The loan margin of this seven year facility will be stepped up to 0.20% during the last two years.

Annual General Meeting of Shareholders

The 2006 Shareholders Meeting will be held in Chicago on May 4. Holders of record at the close of business on March 7 are entitled to be present and vote at the Meeting.

Notice of the Meeting, the Annual Report, the Proxy Statement and the Proxy Card will be mailed in March to Shareholders. Shareholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

Dividend and Next Report

A quarterly dividend of 32 cents per share will be paid on March 2 to shareholders of record as of February 2. The ex-date is January 31.

The next report will be published on April 27, 2006.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings

Please refer to www.autoliv.com/Financial info or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports on form 10-Q, proxy statements, management certifications, press releases on form 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at the SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter October-December		12 months January-December
	2005	2004	2005	2004
	Reported	Reported	Reported	Reported

Earnings per share 1)	$.81	$1.01	$3.26	$3.46
Equity per share	27.67	28.66	27.67	28.66
Cash dividend per share	.32	.20	1.17	.75

Working capital, $ in millions	518	481	518	481
Capital employed, $ in millions	3,193	3,236	3,193	3,236
Net debt, $ in millions	877	599	877	599
Net debt to capitalization, % 2)	27	18	27	18

Gross margin, % 3)	20.5	19.7	20.4	19.9
Operating margin, % 4)	9.3	8.6	8.3	8.4

Return on equity, %	11.8	14.7	11.7	13.2
Return on capital employed, %	17.1	18.5	16.1	16.4

Average no. of shares in millions 1)	85.9	92.6	89.7	94.2
No. of shares at period-end in millions5)	83.7	92.0	83.7	92.0
No. of employees at period-end	34,100	34,500	34,100	34,500
Headcount at period-end	38,800	39,800	38,800	39,800
Days receivables outstanding 6)	75	66	71	73
Days inventory outstanding 7)	34	28	32	31

1)Assuming dilution and net of treasury shares
2)Net debt in relation to net debt, minority and equity
3)Gross profit relative to sales
4)Operating income relative to sales
5)Excluding dilution and net of treasury shares
6)Outstanding receivables at average exchange rates relative to average daily sales
7)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter October-December		12 months January-December
	2005	2004	2005	2004
	Reported	Reported	Reported	Reported
Net sales
- Airbag products	$964.3	$1,103.9	$4,082.9	$4,028.0
- Seatbelt products	500.7	590.9	2,122.0	2,115.9
Total net sales	1,465.0	1,694.8	6,204.9	6,143.9

Cost of sales	(1,164.8)	(1,360.1)	(4,936.9)	(4,922.7)
Gross profit	300.2	334.7	1,268.0	1,221.2

Selling, general & administrative expenses	(81.9)	(89.5)	(331.0)	(307.4)
Research, development & engineering expenses	(75.6)	(88.4)	(385.8)	(368.4)
Amortization of intangibles	(4.2)	(5.2)	(15.5)	(21.1)
Other income (expense), net	(2.7)	(5.3)	(23.0)	(11.2)
Operating income	135.8	146.3	512.7	513.1

Equity in earnings of affiliates	2.0	1.7	7.1	9.6
Interest income	.9	1.2	6.7	4.0
Interest expense	(8.2)	(11.2)	(44.1)	(40.2)
Other financial items	.2	(.2)	(.4)	(2.0)
Income before income taxes	130.7	137.8	482.0	484.5

Income taxes	(53.4)	(41.5)	(173.2)	(149.0)
Minority interests in subsidiaries	(7.3)	(2.9)	(16.2)	(9.2)
Net income	$70.0	$93.4	$292.6	$326.3

Earnings per share	$.81	$1.01	$3.26	$3.46

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	Dec. 31	Sept. 30	June 30	March 31	Dec. 31
	2005	2005	2005	2005	2004
Assets
Cash & cash equivalents	$295.9	$106.9	$107.0	$116.0	$229.2
Receivables	1,149.0	1,255.0	1,343.4	1,352.0	1,288.8
Inventories	485.4	489.1	462.3	493.8	509.2
Other current assets	232.2	261.4	246.7	159.5	163.6
Total current assets	2,162.5	2,112.4	2,159.4	2,121.3	2,190.8

Property, plant & equipment, net	1,080.7	1,088.0	1,091.8	1,125.6	1,159.7
Investments and other non-current assets	142.9	132.6	141.3	275.8	294.3
Goodwill assets, net	1,524.8	1,526.7	1,527.4	1,546.5	1,552.0
Intangible assets, net	154.3	156.7	160.6	153.7	157.3
Total assets	$5,065.2	$5,016.4	$5,080.5	$5,222.9	$5,354.1

Liabilities and shareholders' equity
Short-term debt	$508.4	$547.3	$527.5	$288.0	$313.8
Accounts payable	682.6	692.4	743.3	782.0	798.9
Other current liabilities	573.3	624.8	631.5	691.9	686.6
Total current liabilities	1,764.3	1,864.5	1,902.3	1,761.9	1,799.3

Long-term debt	757.1	472.2	415.7	608.1	667.1
Pension liability	49.6	77.8	73.7	72.5	73.6
Other non-current liabilities	112.4	114.2	115.9	116.0	118.9
Minority interests in subsidiaries	65.7	58.2	56.1	60.9	58.8
Shareholders' equity	2,316.1	2,429.5	2,516.8	2,603.5	2,636.4
Total liabilities and shareholders' equity	$5,065.2	$5,016.4	$5,080.5	$5,222.9	$5,354.1

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter October-December		12 months January-December
	2005	2004	2005	2004

Net income	$70.0	$93.4	$292.6	$326.3
Depreciation and amortization	74.2	80.3	308.9	298.3
Deferred taxes and other	(29.6)	(12.7)	6.4	(12.4)
Changes in operating assets and liabilities	40.2	64.9	(129.0)	68.0
Net cash provided by operating activities	154.8	225.9	478.9	680.2

Capital expenditures, net	(78.2)	(91.0)	(310.5)	(312.7)
Acquisitions of businesses and other, net	5.7	1.6	7.9	9.8
Net cash before financing	82.3	136.5	176.3	377.3

Net increase (decrease) in short-term debt	(104.4)	89.8	(201.9)	33.2
Issuance of long-term debt	570.0	.7	921.5	95.1
Repayments and other changes in long- term debt	(182.0)	(93.1)	(322.3)	(185.9)
Dividends paid	(27.5)	(18.4)	(104.7)	(70.3)
Shares repurchased	(144.5)	(14.4)	(377.8)	(143.9)
Stock options exercised	.3	2.0	4.6	10.2
Other, net	.1	.2	(4.9)	.9
Effect of exchange rate changes on cash	(5.3)	19.1	(24.1)	18.9
Increase (decrease) in cash and cash equivalents	189.0	122.4	66.7	135.5

Cash and cash equivalents at period-start	106.9	106.8	229.2	93.7
Cash and cash equivalents at period-end	$295.9	$229.2	$295.9	$229.2